EXHIBIT 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Second Quarter 2008 Financial Results

NASSAU, THE BAHAMAS, July 30, 2008 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the second quarter ended June 30, 2008.

Steiner Leisure's revenues for the second quarter ended June 30, 2008 rose 4.5% to $135.7 million from $129.8 million during the comparable quarter in 2007. Net income for the second quarter, was $10.6 million compared with $11.6 million for the same quarter in 2007.

Earnings per share for the second quarter ended June 30, 2008 was $0.68 per share, compared with $0.67 per share for the comparable quarter in 2007. The earnings per share data are presented on a diluted basis.

Revenues for the six months ended June 30, 2008 rose 7.4% to $272.4 million from $253.6 million during the comparable six months in 2007. Net income for the six months ended June 30, 2008 was $20.3 million compared with $22.3 million for the same six months in 2007.

Earnings per share for the six months ended June 30, 2008 was $1.29 per share compared with $1.28 per share for the comparable six months in 2007. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 133 cruise ships, and in 48 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs, department stores and destination spas. Elemis®, as well as other Steiner products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure owns and operates four post secondary schools (comprised of a total of 14 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; and Westminster and Aurora, Colorado. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities. As previously announced, we recently entered into an agreement for the acquisition of the assets of Connecticut Center of Massage Therapy, Inc. ("CCMT"). CCMT operates a post-secondary massage therapy school with three campuses located in Connecticut. Closing of the transaction, which is anticipated to take place on or before August 8, 2008, is subject to conditions similar to those in other transactions of this type.

The Company will be holding a conference call at 11:00 am (EST) on Thursday, July 31, 2008. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020, password "Steiner", for domestic and international calls approximately ten minutes before the scheduled time. This call is available for replay from Thursday, July 31, 2008 (approximately 3 hours after the call takes place) until Thursday, August 7, 2008 at 5:00 pm. You may reach it by dialing (203) 369-3243 for both domestic and international calls. No password is required.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008(2)	2007	2008(2)	2007
Revenues:
Services	$89,280	$86,569	$180,443	$170,816
Products	46,393	43,270	91,946	82,760
Total revenues	135,673	129,839	272,389	253,576

Cost of Sales:
Cost of services	73,551	69,497	147,435	136,984
Cost of products	32,566	30,962	65,959	58,716
Total cost of sales	106,117	100,459	213,394	195,700
Gross profit	29,556	29,380	58,995	57,876

Operating Expenses:
Administrative	7,696	7,647	15,818	15,509
Salary and payroll taxes	10,266	9,355	21,021	18,640
Total operating expenses	17,962	17,002	36,839	34,149
Income from operations	11,594	12,378	22,156	23,727

Other Income (Expense):
Interest expense	(115)	(104)	(215)	(148)
Other income	113	386	251	955
Total other income (expense)	(2)	282	36	807

Income before provision for income taxes	11,592	12,660	22,192	24,534

Provision for income taxes	1,021	1,098	1,918	2,193

Net income	$10,571	$11,562	$20,274	$22,341

Income per share:
Basic	$0.69	$0.68	$1.30	$1.32
Diluted(1)	$0.68	$0.67	$1.29	$1.28

Weighted average shares outstanding:
Basic	15,409	16,917	15,572	16,970
Diluted	15,581	17,328	15,748	17,357

Notes:

  Considers the impact of stock options outstanding of a subsidiary's common stock of $20,000 and $63,000 for the three and six months ended June 30, 2007, respectively. The impact of these stock options were anti-dilutive for the three and six months ended June 30, 2008, respectively.
  Included in both Products Revenues and Cost of products is approximately $1.7 million and $3.6 million for the three and six months ended June 30, 2008, respectively, of travel kits sold to British Airways. Excluding this amount would have resulted in a Gross Margin on Produce Revenues of approximately 31% and 29% for the three and six months ended June 30, 2008, respectively.

STATISTICS

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Average number of ships served[1]:	125	127	126	126
Spa	95	93	95	92
Non-Spa	30	34	31	34

Average total number of staff on ships served:	2,031	1,967	2,020	1,953
Spa	1,802	1,731	1,788	1,713
Non-Spa	229	236	232	240

Revenue per staff per day[2]:	$468	$473	$469	$464
Spa	$488	$494	$491	$484
Non-Spa	$306	$318	$304	$317

Average weekly revenues:	$53,177	$51,359	$52,530	$50,413
Spa	$65,158	$64,178	$64,613	$62,871
Non-Spa	$16,057	$15,690	$15,820	$15,946

Average number of land-based spas served [3]	51	54	53	54

Average weekly land-based spas revenues	$28,213	$26,209	$28,859	$26,346

Total schools revenues	$11,090,000	$11,407,000	$22,822,000	$23,350,000

Total wholesale and retail product revenues	$19,264,000	$15,332,000	$37,344,000	$29,207,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.